Exhibit 99.1

STEINWAY MUSICAL INSTRUMENTS, INC.

For Immediate Release:

Steinway Reports Strong Third Quarter and Raises Guidance

WALTHAM, MA - October 28, 2003 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter ended September 27, 2003.  Sales increased 10% to $83 million and EBITDA increased $2 million, or 23%, to $11 million.

Earnings per share were $0.21 compared to $0.25 in the prior year.  EPS for the third quarter of 2003 includes an increase in cost of sales of $0.3 million from severance costs associated with the previously announced closure of the Company’s Arizona woodwind plant.  In addition, operating expenses include approximately $2 million of building and equipment impairment charges.  Excluding the impairment costs, operating expenses were in line with the third quarter of 2002.  The combination of the above charges negatively impacted EPS for the quarter by $0.16.

Year-to-date, sales were $243 million, including a $7 million benefit from foreign currency translation.  EBITDA decreased 9% to $31 million.  Earnings per share were $0.53 compared to $1.12 in the prior year.  EPS for 2003 includes $0.38 in after-tax costs for one-time payments under expired labor contracts, strike-related costs, and expenses associated with the Arizona plant closure.

The euro and the yen strengthened against the U.S. dollar compared to September of 2002.  Excluding the impact of exchange rates, inventory and receivables decreased nearly $13 million from the prior year period.  At the end of the quarter, the Company had $19 million in cash on hand and owed nothing on its domestic revolver.  Total debt net of cash decreased $32 million, or 15%, from September of 2002.

Band Operations

Sales of band and orchestral instruments were $40 million for the third quarter, even with the prior year.  A shift toward higher priced professional instruments offset a net decrease in unit sales.

Excluding severance costs associated with the closure of the Company’s Arizona plant, gross margins would have been 24.2%, compared to 24.5% in the year ago quarter.  Underabsorption of overhead due to lower production levels of student instruments offset higher margins earned from sales of professional products.

Year-to-date, sales were down 6% from the prior period.  Excluding unusual charges, gross margins decreased to 24.7% from 24.9% in 2002.

Piano Operations

Piano sales for the quarter increased 19%, to $42 million from $36 million in the year ago quarter.  Unit shipments of Steinway & Sons grand pianos jumped 15% while shipments of Boston and Essex pianos increased 8%.  Gross margins slipped to 31.7% from 32.5% as the yen strengthened against the U.S. dollar, increasing the cost of Boston pianos.

Year-to-date, piano sales were up 8%, to $120 million, including a $7 million benefit from foreign currency translation.  The strong third quarter brought unit sales of Steinway grand pianos to prior year levels for the nine-month period.  Gross margins declined to 32.6% from 34.8% in the prior period.

Outlook

Looking to the balance of the year and into 2004, CEO Dana Messina said, “On the band side of our business, 2003 has been a year of transition.  We recently introduced dozens of new products, including several student instruments that allow us to participate at price points at which we were previously absent. These products will compliment our existing portfolio of student instruments.  While the products were launched only a few weeks ago, early responses from our dealers have been very encouraging.  Also, to make our existing instruments more cost competitive, we have been successfully consolidating some of our manufacturing operations.  We expect to see most of the benefits from these strategies during 2004.”

Turning to piano operations, Messina commented, “Demand for our pianos was up significantly during the third quarter, with sales of Steinway grands increasing in both the U.S. and Europe.  In the fourth quarter, which historically has been our best quarter for pianos sales, we will have two additional company-owned retail stores up and running.  We believe we can achieve sales levels similar to last year’s fourth quarter.”

Messina added, “We are pleased to report that we recently negotiated fair contracts with the unions that represent the workers in our piano factories in the U.S. and Germany.  With new contracts now in place in all of our manufacturing plants, we can be confident of a stable labor environment as we head towards the next fiscal year.”

The Company believes earnings for the year will exceed $1.35 per share on a non-GAAP basis.  This guidance excludes unusual items incurred to date, such as strike costs and one-time payments made in accordance with expired labor contracts.  Also excluded are charges associated with plant closures. The Company is unable to provide comparable guidance prepared in accordance with GAAP because the extent of plant closure costs to be incurred in the fourth quarter are uncertain at this time.

Conference Call

Steinway will be discussing its third quarter results, along with its outlook for the remainder of 2003, on a conference call today, beginning at 5:00 p.m. EST.  A webcast of the call will be available to all interested parties at www.steinwaymusical.com.  Following the live webcast, an archived version will be available on the Company’s web site.

Consumer Products Conference

Company management will be making a presentation at CSFB’s Leveraged Finance Consumer Products conference on Wednesday, October 29th from 2:50 to 3:30 pm EST.  A live audio webcast of the presentation will be available to all interested parties at the Company’s web site.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, C.G. Conn French horns, King trombones, Ludwig snare drums, Selmer Paris saxophones and Steinway & Sons pianos.  Additional information can be obtained by visiting our web site: www.steinwaymusical.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; exchange rate fluctuations; variations in the mix of products sold; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.   Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone: 781-894-9770

E-mail: ir@steinwaymusical.com

Non-GAAP Financial Measures Used by Steinway Musical Instruments, Inc.

The Company defines EBITDA as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  Management believes EBITDA is useful to the Company and investors as a measure of the Company’s core operating performance.  Management also believes EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  Certain of the Company’s debt covenants are based upon EBITDA calculations and the Company uses EBITDA as the basis for determining bonuses for its managers.  However, EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

Reconciliation from U.S. GAAP to EBITDA

(In thousands)

	Three Months Ended		Nine Months Ended
	9/27/2003	9/28/2002	9/27/2003	9/28/2002
Cash flows from operating activities	$12,560	$(250)	$5,355	$(2,075)
Other	(56)	(63)	(235)	(298)
Changes in operating assets and liabilities	(5,440)	5,165	10,081	20,360
Tax provision, net of deferred tax benefit	744	766	2,721	5,168
Net interest expense	3,189	3,555	9,168	10,345
Non-recurring, infrequent or unusual cash charges	260	—	3,421	—
EBITDA	$11,257	$9,173	$30,511	$33,500

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/27/2003	9/28/2002	9/27/2003	9/28/2002
Net sales	$82,546	$75,320	$243,090	$241,728
Cost of sales	59,655	54,019	176,654	170,679

Gross profit	22,891	21,301	66,436	71,049

Operating expenses	15,261	15,275	49,592	47,819
Facility rationalization charges	2,075		2,075

Total operating expenses	17,336	15,275	51,667	47,819

Income from operations	5,555	6,026	14,769	23,230

Interest expense, net	3,189	3,555	9,168	10,345
Other (income) expense, net	(699)	(390)	(2,032)	(1,933)

Income before taxes	3,065	2,861	7,633	14,818

Provision for income taxes	1,227	670	2,952	4,860

Net income (loss)	$1,838	$2,191	$4,681	$9,958

Earnings per share: Basic & Diluted	$0.21	$0.25	$0.53	$1.12

Weighted average common shares - basic	8,931	8,895	8,914	8,868
Weighted average common shares - diluted	8,932	8,895	8,915	8,892

Condensed Consolidated Balance Sheets

(In thousands)

	9/27/2003	9/28/2002	12/31/2002
Cash	$18,713	$4,378	$19,099
Receivables, net	94,638	99,478	77,421
Inventories	161,182	163,864	163,090
Other current assets	12,268	10,698	12,239
Total current assets	286,801	278,418	271,849

Property, plant and equipment, net	97,897	101,987	102,567
Other assets	54,399	51,033	53,818
Total assets	$439,097	$431,438	$428,234

Notes payable and current portion of long-term debt	$9,159	$9,361	$8,055
Other current liabilities	47,638	39,416	45,152
Total current liabilities	56,797	48,777	53,207

Long-term debt	187,627	205,267	192,581
Other liabilities	50,303	42,906	46,640
Stockholders’ equity	144,370	134,488	135,806

Total liabilities and stockholders’ equity	$439,097	$431,438	$428,234